UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 3)*


                         AMERICAN WATER WORKS CO., INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   03041110 2
--------------------------------------------------------------------------------
                                 (CUSIP Number)



                               December 31, 1998
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [X] Rule 13d-1(b)

         [ ] Rule 13d-1(c)

         [ ] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                Page 1 of 7 pages

CUSIP No.    03041110 2           13G                 Page   2   of   7   Pages
             ----------                                     ---      ---
--------------------------------------------------------------------------------

     1       NAME OF REPORTING PERSON
             S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             THE BESSEMER GROUP, INCORPORATED*
             13-3093730
------------ -------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a)
                                                           (b)  X

------------ -------------------------------------------------------------------
     3       SEC USE ONLY


------------ -------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
--------------------------------- ---------- -----------------------------------
                                      5      SOLE VOTING POWER

                                             -0-
    NUMBER OF                     ---------- -----------------------------------
     SHARES                           6      SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY                                 6,714,129 shs.
      EACH                        ---------- -----------------------------------
   REPORTING                          7      SOLE DISPOSITIVE POWER
    PERSON
     WITH                                    -0-
                                  ---------- -----------------------------------
                                      8      SHARED DISPOSITIVE POWER

                                             6,714,129 shs.
------------ -------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             6,714,129 shs.
------------ -------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*

------------ -------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             8.3%
------------ -------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             HC
------------ -------------------------------------------------------------------
*The shares reported on this page are the aggregate of the shares reported on pages 3 and 4, as The Bessemer Group, Incorporated is the parent of the other reporting persons.

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 2 of 7 Pages

CUSIP No.    03041110 2           13G                 Page   3   of   7   Pages
             ----------                                     ---      ---

 ----------- -------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             BESSEMER TRUST COMPANY
             22-0770670
------------ -------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a)  X
                                                           (b)

------------ -------------------------------------------------------------------
     3       SEC USE ONLY


------------ -------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             New Jersey
--------------------------------- ---------- -----------------------------------
                                      5      SOLE VOTING POWER

                                             4,418,424 shs.

     NUMBER OF                    ---------- -----------------------------------
      SHARES                          6      SHARED VOTING POWER
  BENEFICIALLY
     OWNED BY                                -0-
       EACH                       ---------- -----------------------------------
    REPORTING                         7      SOLE DISPOSITIVE POWER
     PERSON
      WITH                                   4,418,424 shs.
                                  ---------- -----------------------------------
                                      8      SHARED DISPOSITIVE POWER

                                             -0-
------------ -------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             4,418,424 shs.
------------ -------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*


------------ -------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             5.5%
------------ -------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             BK
------------ -------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 3 of 7 Pages

CUSIP No.    03041110 2           13G                 Page   4   of   7   Pages
             ----------                                     ---      ---

------------ -------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             BESSEMER TRUST COMPANY OF FLORIDA
             59-6067333
------------ -------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                           (a)
                                                           (b)  X

------------ -------------------------------------------------------------------
     3       SEC USE ONLY


------------ -------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Florida
--------------------------------- ---------- -----------------------------------
                                      5      SOLE VOTING POWER

                                             526,109 shs.

     NUMBER OF                    ---------- -----------------------------------
      SHARES                          6      SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY                                1,769,596 shs.
       EACH                       ---------- -----------------------------------
    REPORTING                         7      SOLE DISPOSITIVE POWER
      PERSON
       WITH                                  526,109 shs.
                                  ---------- -----------------------------------
                                      8      SHARED DISPOSITIVE POWER

                                             1,769,596 shs.
------------ -------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             2,295,705 shs.
------------ -------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*

------------ -------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             2.8%
------------ -------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

             BK
------------ -------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                                Page 4 of 7 Pages

CUSIP No.    03041110 2           13G                 Page   5   of   7   Pages
             ----------                                     ---      ---

Item 1.

(a)   Name of Issuer:

                           American Water Works Co., Inc.

(b)   Address of Issuer's Principal Executive Offices:

                           1025 Laurel Oak Road
                           P.O. Box 1770
                           Voorhees, NJ  08043



Item 2.

(a), (b) and (c) Name of Persons Filing, Address of Principal Business Office
                 ---------------------------------------------------------------
                 and Citizenship:
                 ---------------

                  The Bessemer Group, Incorporated ("BGI") as a parent holding company and Bessemer Trust Company ("BTC") and Bessemer Trust Company of Florida ("BTF") as a group. The filing of this statement by BTC and BTF as part of a group does not constitute an admission that either of BTC or BTF controls the other. BTC and BTF are each wholly-owned by BGI.

                  BTC and BTF are each trust companies that manage accounts for the benefit of others. The holders of the securities referred to in this statement are trusts for the benefit of clients of BTC or BTF, of which BTC or BTF are trustees or co-trustees, and accounts managed by BTF.

                  BGI and BTC each has its principal business office at 100 Woodbridge Center Drive, Woodbridge, New Jersey 07095-0980. BTF has its principal office at 222 Royal Palm Way, Palm Beach, Florida 33480-4394.

                  BGI is a corporation organized under the laws of Delaware. BTC is a bank organized under the laws of New Jersey. BTF is a trust company organized under the laws of Florida.

 (d)   Title of Class of Securities:

                           Common Stock

(e)   CUSIP Number:

                           030411 10 2

CUSIP No.    03041110 2           13G                 Page   6   of   7   Pages
             ----------                                     ---      ---


Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or
        (c), check whether the person filing is a:

                  (a) through (f), (h) and (i) not applicable.

                  (g) [X] Parent holding company or control person, in
                          accordance with Rule 13d-1(b)(1)(ii)(G), as to BGI.

                  (j) [X] Group, in accordance with Rule 13d-1(b)(1)(ii)(J), as to BTC and BTF.



Item 4.  Ownership

                  Items 5 through 9 and Item 11 of Pages 2 through 5 of this Statement are incorporated herein by reference.


Item 5.  Ownership of Five Percent or Less of a Class

                  Not applicable.



Item 6.  Ownership of More than Five Percent on Behalf of Another Person

                  Not applicable.



Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

                  Items 1 and 12 of pages 3 through 5 of this Statement are incorporated herein by reference.



Item 8.  Identification and Classification of Members of the Group

                  BTC and BTF are each banks as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, as amended.



Item 9.  Notice of Dissolution of Group

                  Not applicable.


                               Page 6 of 7 Pages

CUSIP No.    03041110 2           13G                 Page   7   of   7   Pages
             ----------                                     ---      ---

Item 10.  Certification

                  By signing below, the undersigned certify that, to the best of the knowledge and belief of the undersigned, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Item 11.  Signatures

                  After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Dated:            February 1, 1999


                        THE BESSEMER GROUP, INCORPORATED


                        By:        /s/ Richard R. Davis
                           --------------------------------
                        Name:      Richard R. Davis,
                        Title:     Executive Vice President


                        BESSEMER TRUST COMPANY


                        By:        /s/ Richard R. Davis
                           --------------------------------
                        Name:      Richard R. Davis,
                        Title:     Executive Vice President


                        BESSEMER TRUST COMPANY OF FLORIDA


                        By:        /s/ Richard R. Davis
                           --------------------------------
                        Name:      Richard R. Davis,
                        Title:     Executive Vice President




                               Page 7 of 7 Pages